UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ENSCO International Incorporated

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ENSCO INTERNATIONAL INCORPORATED

500 N. Akard Street

Suite 4300

Dallas, Texas 75201-3331

(214) 397-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2007

The annual meeting of stockholders of ENSCO International Incorporated will be held at Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, at 10:00 a.m., Dallas time, on Tuesday, May 22, 2007, to consider and vote on:

1.	Election of three Class III Directors, each for a three-year term;

2.	Ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2007; and

3.	Such other business as may properly come before the annual meeting.

Stockholders of record at the close of business on March 26, 2007, are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting. A list of all stockholders entitled to vote at the annual meeting is on file at our executive offices, 500 N. Akard Street, Suite 4300, Dallas, Texas 75201-3331.

By Order of the Board of Directors

Cary A. Moomjian, Jr. Vice President, General Counsel and Secretary

March 27, 2007

YOUR VOTE IS IMPORTANT. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE ENCLOSED PROXY CARD OR VOTING INSTRUCTIONS.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

OF ENSCO INTERNATIONAL INCORPORATED

TO BE HELD ON TUESDAY, MAY 22, 2007

ABOUT THE MEETING

•	What is a proxy?

•	Why did I receive more than one proxy card?

•	Who is qualified to vote?

•	How many shares of common stock may vote at the meeting?

•	What is the difference between a “stockholder of record” and a “street name” holder?

•	How do I vote my shares?

•	Can I vote my shares in person at the Meeting?

•	What are the Board’s recommendations on how I should vote my shares?

•	What are my choices when voting?

•	How would my shares be voted if I do not specify how they should be voted?

•	How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?

•	Can I change my vote after I have mailed in my proxy card?

•	What vote is required to approve each proposal?

•	Who will count the votes?

•	Who pays the cost of this proxy solicitation?

•	Is this proxy statement the only way that proxies are being solicited?

This proxy statement, the accompanying proxy card or voting instructions and the annual report to stockholders of ENSCO International Incorporated are being mailed on or about March 30, 2007. Our Board of Directors (“Board”) is soliciting your proxy to vote your shares at the annual meeting of stockholders to be held at Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Tuesday, May 22, 2007, at 10:00 a.m., Dallas time, and any adjourned sessions of the meeting (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This proxy statement provides information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card or voting instructions, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card or voting instructions?

You will receive multiple proxy cards or voting instructions if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or voting instructions to your broker. You should vote on and sign each proxy card or voting instructions you receive.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of our common stock, par value $.10 per share, at the close of business on our record date for the Meeting of March 26, 2007.

How many shares of common stock may vote at the Meeting?

As of March 26, 2007, there were 149,872,259 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—	FOR the election of all three nominees for Class III Directors, each for a three-year term.

Proposal 2—	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2007.

What are my choices when voting?

With respect to each proposal, you may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares. We have majority voting for election of directors, and you may cast your vote for or against each of the three nominees for Class III Directors, or may abstain from voting your shares on any or all of the nominees.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card or voting instructions without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1—	FOR the election of all three nominees for Class III Directors, each for a three-year term.

Proposal 2—	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2007.

How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?

Under our bylaws, when a quorum is present at any stockholder meeting, action on a matter (including the election of directors) will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter, unless otherwise provided in our certificate of incorporation. In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. However, abstentions and broker non-votes will be deemed as “present” at the Meeting and counted for quorum purposes, but will have no effect on either of the proposals. For purposes of the Meeting, the holders of at least a majority of the stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum.

If a broker holds your shares, you may have received this proxy statement directly from your broker together with instructions as to how to direct the broker to vote your shares. It is important that you return your voting instructions to your broker or otherwise vote your shares as specified in the voting instructions.

Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is discretionary, a broker may vote on the proposal without voting instructions from the owner. Under the rules of the NYSE, the proposals to elect directors and to approve the appointment of independent auditors are considered “discretionary.” This means that brokers may vote on these matters in their discretion on behalf of beneficial owners who have not provided their voting instructions.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to our Secretary that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the Meeting and voting your shares in person.

What vote is required to approve each proposal?

Each proposal will be approved upon establishment of a quorum if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Who will count the votes?

ADP Investor Communication Services, Inc. will count the votes and submit them to our inspectors of election. The inspectors of election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding these proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials, certain of our directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting please telephone our Investor Relations Department at (214) 397-3045.

OWNERSHIP OF VOTING SECURITIES

The following tables show numbers and percentages of shares of our common stock owned beneficially as of February 28, 2007, by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our directors and nominees for director, including employee directors; (iii) our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers; and (iv) all of our current directors and executive officers as a group.

Beneficial Ownership Table

	Beneficial Ownership(1)
Name of Beneficial Owner	Amount		Percentage
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	17,126,026	(2)	11.36

UBS AG Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	13,137,127	(3)	8.71

Executive Officers and Directors:

Daniel W. Rabun President and Chief Executive Officer, Director	100,000	(4)	-	(6)

Carl F. Thorne Non-Executive Chairman of the Board	1,088,609	(4)(9)(11)	-	(6)

William S. Chadwick, Jr. Executive Vice President and Chief Operating Officer	153,916	(4)(5)	-	(6)

J. W. Swent, III Senior Vice President – Chief Financial Officer	77,665	(4)	-	(6)

Paul Mars President – ENSCO Offshore International Company	62,164	(4)(5)	-	(6)

Thomas L. Kelly II Director	105,986	(7)	-	(6)

Morton H. Meyerson Director	84,076	(7)	-	(6)

Paul E. Rowsey, III Director	39,499	(7)	-	(6)

Joel V. Staff Director	39,487	(7)	-	(6)

Rita M. Rodriguez Director	30,750	(7)	-	(6)

Gerald W. Haddock Director	11,750	(7)(10)(11)	-	(6)

David M. Carmichael Director	6,750	(7)	-	(6)

All Directors and Executive Officers as a Group (19 persons, including those named above)	2,171,064	(8)(11)	1.44

(1)	At February 28, 2007, there were 150,791,357 shares of our common stock outstanding. Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all shares.

(2)	Based on the Schedule 13G/A filed on March 12, 2007, Barclays Global Investors, NA and/or certain related parties described in the Schedule 13G/A may be deemed to be the beneficial owners of 17,126,026 shares of our common stock as of February 28, 2007, of which it has sole voting power for 14,990,355 shares.

(3)	Based on the Schedule 13G/A filed on February 16, 2007, UBS AG and/or certain related parties described in the Schedule 13G/A may be deemed to be the beneficial owners of 13,137,127 shares of our common stock as of December 30, 2006, of which it has sole voting power for 11,921,127 shares.

(4)	Includes shares immediately issuable upon exercise of stock options at February 28, 2007, shares issuable upon exercise of stock options that vest within sixty days of February 28, 2007, and shares of restricted stock that vest at an annual rate as follows:

		Restricted Stock
	Options	Number of Shares		Annual Vesting
Daniel W. Rabun	25,000	25,000		5,000
		50,000		5,000

		75,000

Carl F. Thorne	-	105,000	*	15,000	*
		28,800	**	7,200	**
		46,000	**	9,200	**

		179,800

William S. Chadwick, Jr.	10,625	28,000		4,000
		7,000		1,750
		10,630		1,063
		19,165		3,833

		64,795

J.W. Swent, III	25,000	35,000		5,000
		6,000		1,500
		11,665		2,333

		52,665

Paul Mars	8,750	2,000		1,000
		10,500		1,500
		14,000		2,000
		5,000		1,250
		8,750		875
		11,665		2,333

		51,915

*	In accordance with Mr. Thorne’s Retirement Agreement as described in “Chief Executive Officer Compensation,” the 105,000 shares of restricted stock previously granted to Mr. Thorne under the ENSCO 1998 Incentive Plan will fully vest upon his retirement on May 22, 2007.

**	As described in “Chief Executive Officer Compensation,” Mr. Thorne’s 74,800 shares of restricted stock awarded under the 2005 Long-Term Incentive Plan will fully vest upon his retirement on May 22, 2007.

(5)	Also includes the following shares held indirectly under the ENSCO Savings Plan and the 2005 Supplemental Executive Retirement Plan (“SERP”), which are described below in “Compensation Discussion and Analysis”:

	ENSCO Savings Plan	SERP
William S. Chadwick, Jr.	9	2
Paul Mars	28	-

(6)	Ownership is less than 1% of the shares of our common stock outstanding.

(7)	Includes shares immediately issuable upon exercise of stock options (all non-employee director stock options fully vest upon grant) and shares held indirectly under the Non-Employee Director Deferred Compensation Plan as follows:

	Options	Deferred Compensation Plan
Thomas L. Kelly II	25,500	-
Morton H. Meyerson	19,500	-
David M. Carmichael	4,500	-
Paul E. Rowsey, III	25,500	-
Joel V. Staff	34,500	-
Rita M. Rodriguez	28,500	-
Gerald W. Haddock	4,500	-

(8)	Includes all shares owned individually by our executive officers and directors, including, 342,190 shares issuable upon exercise of stock options, 535,732 shares of restricted stock and 9,724 shares held indirectly under the ENSCO Savings Plan, SERP and ENSCO Non-Employee Director Deferred Compensation Plan.

(9)	Includes 250,000 shares of common stock pledged by Mr. Thorne on June 16, 2004, as collateral for a line of credit, which has not been used. The credit line was subsequently cancelled on March 9, 2007.

(10)	Includes 5,000 shares of Mr. Haddock’s common stock held in a margin account.

(11)	Except as respects the 255,000 shares of our common stock that were pledged as security or held in a margin account by Messrs. Thorne and Haddock, no other shares were pledged by our other current directors, director nominees or executive officers as a group.

PROPOSAL 1

ELECTION OF THREE CLASS III DIRECTORS, EACH FOR A THREE-YEAR TERM

Our amended and restated certificate of incorporation provides that our Board of Directors is divided or “classified,” as respects the time for which directors individually hold office, into three classes (Classes I, II and III) consisting of, as nearly as possible, one third of the entire Board of Directors with each class of directors having a three-year term. Our bylaws specify that the Board of Directors will be composed of not less than three nor more than fifteen directors. Our Board of Directors currently has nine members.

We entered into a Retirement Agreement with our former Chief Executive Officer, Carl F. Thorne, on February 28, 2007. The Retirement Agreement provides, among other things, that Mr. Thorne has submitted his resignation from his position as a Class I Director effective as of the adjournment of the Meeting. At the regular Board meeting scheduled to be held following the Meeting, our Board intends to reduce its size from nine to eight members and elect a new Chairman.

The current term for Class III Directors will expire at the 2007 annual meeting of stockholders. The current term for Class I directors will expire at the 2009 annual meeting of stockholders and the current term for Class II Directors will expire at the 2008 annual meeting.

Three persons have been nominated by the Board of Directors for election as Class III Directors at the Meeting, all of whom are incumbent Class III Directors.

The Board of Directors urges you to vote FOR the election of all of the individuals who have been nominated to serve as Class III Directors. Unless otherwise instructed, the persons named as proxies will vote all proxies received (including via Internet or telephone vote) FOR the election of the persons named as nominees for Class III directors for a term of three-years. If, at the time of the Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees

Class III Directors

David M. Carmichael; age 68; Private Investor

Mr. Carmichael is a nominee for reelection to the Board of Directors as a Class III director.

David M. Carmichael has been one of our directors since May of 2001. He has been a private investor since June 1996. Between 1994 and 1996, he served as Vice Chairman and Chairman of the Management Committee of KN Energy, Inc., which merged with American Oil & Gas Corporation in 1994. From 1985 until its merger with KN Energy, Inc., Mr. Carmichael served as Chairman, Chief Executive Officer and President of American Oil & Gas Corporation. He formed CARCON Corporation in 1984, where he served as President and Chief Executive Officer until its merger into American Oil & Gas Corporation in 1986. From 1976 to 1984, Mr. Carmichael was Chairman and Chief Executive Officer of WellTech, Inc. He served in various senior management positions with Reading & Bates Corporation between 1965 and 1976. Mr. Carmichael is a director of National Resource Partners. In February 2006, Mr. Carmichael joined the Board of Directors of Cabot Oil & Gas Corporation. Mr. Carmichael holds a Plan II Honors degree from the School of Arts and Sciences at The University of Texas at Austin, and a Juris Doctorate degree from The University of Texas School of Law. Mr. Carmichael serves on our Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Thomas L. Kelly II; age 48; General Partner of CHB Capital Partners

Mr. Kelly is a nominee for reelection to the Board of Directors as a Class III director.

Mr. Kelly has been one of our directors since September 1987. He has been a General Partner of CHB Capital Partners, a private equity fund that provides capital and expertise to closely held businesses, since July 1994. Between 1984 and 1994, he served as a principal with private equity investment companies. Mr. Kelly holds a Bachelor of Arts degree in Economics and a Bachelor of Science degree in Administrative Science from Yale University and a Master of Business Administration degree from Harvard University. Mr. Kelly serves on our Nominating, Governance and Compensation Committee. He lives in Denver, Colorado.

Rita M. Rodriguez; age 64; Senior Fellow, Woodstock Theological Center at Georgetown University

Dr. Rodriguez is a nominee for reelection to the Board of Directors as a Class III director.

Dr. Rodriguez has been one of our directors since August 2003. An international finance researcher and advisor who has authored numerous books and articles, Dr. Rodriguez has been a Fellow and Senior Fellow of the Woodstock Theological Center at Georgetown University since September 2002. Dr. Rodriguez was self-employed in the field of international finance from March 1999 to September 2002. She was a full-time member of the Board of Directors of the Export-Import Bank of the United States between 1982 and March 1999, a Professor of Finance at the University of Illinois at Chicago from 1978 to 1982, and an Assistant and Associate Professor of Business Administration at Harvard Business School from 1969 to 1978. Dr. Rodriguez serves as a member of the Board of Directors of Affiliated Managers Group, Inc., Phillips-Van Heusen Corporation and Private Export Funding Corporation (a private sector company, which assists in the financing of U.S. exports through the mobilization of private capital). She is the chairperson of the audit committee of Affiliated Managers Group, Inc. and a member of the audit committees of Phillips-Van Heusen Corporation and Private Export Funding Corporation. Dr. Rodriguez holds a Bachelor of Business Administration degree from the University of Puerto Rico, as well as a Master of Business Administration degree and Doctor of Philosophy degree from the New York University Graduate School of Business. Dr. Rodriguez serves on our Audit Committee. She lives in Washington, D.C.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Board’s nominees for Class III Directors.

Current Directors

Class I Directors

Gerald W. Haddock; age 59; Private Investor

Mr. Haddock has been one of our directors since December 1986. He founded Haddock Enterprises, LLC, an entrepreneurial development company concentrating in oil and gas and real estate, located in Fort Worth, Texas, in 1999, and has served as its President since that time. Mr. Haddock formerly served as President and COO of Crescent Real Estate Equities from 1994 to 1996 and as President and CEO of Crescent Real Estate Equities from 1996 to 1999. In late 2004, Mr. Haddock joined the Board of Directors of Cano Petroleum, Inc., a Fort Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. In January 2005, Mr. Haddock joined the Board of Directors of Meritage Homes Corporation, and has served on the Executive Compensation Committee since August 2005. In addition, he was named Chairman of its Nominating Corporate Governance Committee in 2006. He also serves on the Baylor Foundation Board of Directors. In August 2005, Mr. Haddock was named a member of the Board of Trustees of The M.D. Anderson Proton Therapy Education and Research Foundation. Mr. Haddock received Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a Master of Business Administration degree from Dallas Baptist University. Mr. Haddock currently is Chairman of our Audit Committee. He lives in Fort Worth, Texas.

Paul E. Rowsey, III; age 52; Managing Partner, E2M Partners, LLC

Mr. Rowsey has been one of our directors since January 2000. He is currently the Managing Partner and a founder of E2M Partners, LLC, a private real estate management and investment firm. Prior to forming E2M in January 2005, Mr. Rowsey was a founder and President of Eiger, Inc., a sponsor and manager of real estate funds. Prior to forming Eiger in 1999, he was the President and a member of the Board of Directors of Rosewood Property Company, a vertically integrated real estate operating, development, and investment company. He currently serves as a member of the Board of Directors of Crescent Real Estate Equities Company. He holds a Bachelor of Arts degree in Management Science from Duke University and a Juris Doctorate degree from Southern Methodist University. Mr. Rowsey serves on our Audit Committee. He lives in Dallas, Texas.

Carl F. Thorne; age 66; Non-Executive Chairman

Mr. Thorne has been one of our directors since December 1986. He was elected President and Chief Executive Officer in May 1987, and served as President until January 2002 and as Chief Executive Officer until December 31, 2006. He currently serves as the non-executive Chairman of our Board of Directors, and will continue to serve in that capacity until his retirement and resignation as a Class I Director become effective as of the adjournment of the Meeting. He was first elected Chairman of the Board of Directors in November 1987. In June 2006, Mr. Thorne became a member of the National Petroleum Council. He holds a Bachelor of Science Degree in Petroleum Engineering from The University of Texas at Austin and a Juris Doctorate Degree from Baylor University College of Law. He lives in Dallas, Texas.

Class II Directors

Morton H. Meyerson; age 68; Chairman and Chief Executive Officer, 2M Companies, Inc.

Mr. Meyerson has been one of our directors since September 1987. Mr. Meyerson currently serves as Chairman and Chief Executive Officer of 2M Companies, Inc., a private equity firm he founded in 1987 that invests in real estate, high-tech, and private and public equities. From 2005 to present, Mr. Meyerson has served as Chairman of E2M Partners, LLC, a private real estate management and investment firm. He served as Chairman of the Board, Chief Executive Officer and President of Perot Systems from July 1992 until January 1998. From 1966 to 1986, Mr. Meyerson served in various management and executive positions with Electronic Data Systems Corporation, including President and Vice Chairman. From 1999 to present he has served as the President of the Morton H. Meyerson Family Foundation. Mr. Meyerson serves as a board member of the National Parks Foundation. Mr. Meyerson holds Bachelor of Arts degrees in Economics and Philosophy from The University of Texas at Austin. Mr. Meyerson currently is Chairman of our Nominating, Governance and Compensation Committee. He lives in Dallas, Texas.

Joel V. Staff; age 63; Chairman and Chief Executive Officer, Reliant Energy, Inc.

Mr. Staff has been one of our directors since May 2002. He has been Chairman and Chief Executive Officer of Reliant Energy, Inc., a provider of electricity and energy services, since April 2003. From July 1993 to May 2002, Mr. Staff served in various management positions, including Chairman, President and Chief Executive Officer, with National Oilwell, Inc., a company that designs, manufactures and sells oilfield equipment and related services. Mr. Staff currently serves as a member of the Board of Directors of Reliant Energy, Inc. He holds a Bachelor of Administration degree from The University of Texas at Austin and a Master of Business Administration degree from Texas A&M University-Kingsville. Mr. Staff serves on our Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Daniel W. Rabun; age 52; President and Chief Executive Officer

Mr. Rabun joined us in March 2006 as President and as one of our directors, having been duly elected and appointed to such positions by our Board of Directors on February 6, 2006. At the annual meeting held on May 9, 2006, our stockholders elected Mr. Rabun to serve for the remainder of his term as a Class II Director which extends until the 2008 annual meeting of stockholders. Effective January 1, 2007, our Board of Directors appointed Mr. Rabun to serve as our Chief Executive Officer. Before joining us in 2006, Mr. Rabun had been a partner at the international law firm of Baker & McKenzie LLP where he practiced law for all but one year since 1986. Mr. Rabun had provided legal advice and counsel to us for over fifteen years, and served as one of our directors during 2001. He has been a Certified Public Accountant since 1976. He holds a B.B.A. in Accounting from the University of Houston and a Juris Doctorate degree from Southern Methodist University. He lives in Dallas, Texas.

Class III Directors

David M. Carmichael; age 68; Private Investor

Mr. Carmichael is a nominee for reelection to the Board of Directors as a Class III Director (see pages 6-7).

Thomas L. Kelly II; age 48; General Partner of CHB Capital Partners

Mr. Kelly is a nominee for reelection to the Board of Directors as a Class III Director (see page 7).

Rita M. Rodriguez; age 64; Senior Fellow, Woodstock Theological Center at Georgetown University

Dr. Rodriguez is a nominee for reelection to the Board of Directors as a Class III Director (see page 7).

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

Our Audit Committee has appointed the accounting firm of KPMG LLP to serve as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007. KPMG LLP has served as our independent auditors for the fiscal year ended December 31, 2002 and thereafter, having been duly appointed by the Board of Directors or by the Audit Committee in conformity with the then applicable rules. Representatives of KPMG LLP are expected to be present at the Meeting to respond to questions and to make a statement should they so desire.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Pre-approval Policies and Procedures

Consistent with Securities and Exchange Commission (“SEC”) rules and policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Under the policy, we submit an itemized listing of all services for which pre-approval is requested to the Audit Committee. Such itemized listing includes a description of each proposed service, the associated estimated fees and other terms of the engagement. To the extent any such service is a non-audit service, the submission includes a determination that such service qualifies as a permitted non-audit service and an explanation as to why the provision of such service would not impair the independence of the auditors.

Fees and Services

The aggregate fees (excluding value added taxes) billed to us for the fiscal years ended December 31, 2006 and 2005 by KPMG LLP and its affiliates (“KPMG”), were as follows (in thousands):

	2006	2005
Audit Fees(1)	$1,307	$1,203
Audit-Related Fees(2)	38	28
Tax Fees(3)	206	106
All Other Fees(4)	-	13

	$1,551	$1,350

(1)	Includes fees for the audit of our annual financial statements, audit of management’s assessment of our internal control over financial reporting, audit of the effectiveness of our internal control over financial reporting, reviews of financial statements included in our Forms 10-Q, statutory audits and regulatory attestation services for the respective years.

(2)	Includes fees for audits of our benefit plans.

(3)	Tax fees in 2006 include approximately $105,000 for tax compliance services and $101,000 for tax planning and advice. Tax fees in 2005 include approximately $64,000 for tax compliance services and $42,000 for tax planning and advice.

(4)	All other fees in 2005 include fees associated with our Registration Statement on Form S-8, relating to the additional shares of common stock registered for the 2005 Long-Term Incentive Plan filed in 2005.

Our Audit Committee pre-approved all of the services described above that were provided during 2005 and 2006 in accordance with our Audit Committee’s policy and the pre-approval requirements of the Sarbanes-Oxley Act. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. Our Audit Committee has considered whether the provision of the non-audit services by KPMG were compatible with maintaining KPMG’s independence.

CORPORATE GOVERNANCE

Board of Directors; Meetings and Committees

Our Board of Directors met seven times during the year ended December 31, 2006. During 2006, our Board of Directors had two standing committees, the Audit Committee and the Nominating, Governance and Compensation Committee, each of which selected a Committee Chairman from its members. During 2006, each incumbent director attended at least 75% of the meetings held by our Board of Directors and the committees of which he or she was a member.

Our Board of Directors has affirmatively determined that Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff are independent, as the term is defined by the SEC rules and the Corporate Governance Standards of the NYSE, and have no material relationship with us. Accordingly, a substantial majority of our Board of Directors is currently independent as required by the SEC rules and the NYSE Corporate Governance Standards. The independent directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board which were convened during 2006. Only independent directors serve on the Board’s standing committees.

Director Attendance at the Meetings of Stockholders

The ENSCO Corporate Governance Policy provides that, barring extenuating circumstances, all members of the Board of Directors shall attend our annual meetings of stockholders and also shall attend any and all special stockholders meetings which may be duly convened. Eight of the nine then incumbent directors attended our 2006 annual meeting of stockholders (Mr. Carmichael was recuperating from an illness).

Corporate Governance Matters

Over the past several years, our Nominating, Governance and Compensation Committee and Board of Directors approved several corporate governance initiatives, many of which were in response to the Sarbanes-Oxley Act of 2002 and SEC and NYSE rule revisions. Upon the recommendation of the Committee, the Board of Directors has approved the ENSCO Code of Business Conduct Policy (“Ethics Policy”) and the ENSCO Corporate Governance Policy, both of which are published in full in the Corporate Governance section of our website (www.enscous.com/ENSCO/governance.asp) and are available in print without charge from our Investor Relations Department. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

The Ethics Policy applies to all of our directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Ethics Policy addresses all of the NYSE content requirements, and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with our policies and with laws, rules and regulations, including laws addressing insider trading, antitrust and the Foreign Corrupt Practices Act. No waivers of the Ethics Policy have been requested or granted since the Ethics Policy was first issued on November 1, 2002.

Pursuant to the Ethics Policy, we established provisions for confidential and anonymous submission of reports of non-compliance with our policies, practices, standards and procedures to a management committee and also established means for submission of reports of accounting, auditing or other business irregularities by any employee or other person directly to the chairmen of our two standing Board committees. Additional Ethics Policy provisions addressing requests for, and submission of, responses to whistleblower reports and references to our Fraud Detection and Prevention Policy were approved in 2004. In 2005, we further amended our Ethics Policy to require all our employees, officers and directors to report any known or planned violations of the Ethics Policy and to expressly state that all transactions involving us must be recorded in our books and records. Except as respects the provisions which were added in 2004 and 2005, as aforesaid, there have been no substantive revisions or amendments to the Ethics Policy.

The governance practices adopted by the Board of Directors address all of the NYSE content requirements, including an annual self-evaluation of the Board and its committees, annual reviews of the committee charters, the Ethics Policy and the ENSCO Corporate Governance Policy, and provide that the independent director members of the Board shall conduct regular executive sessions without management (which alternately are chaired by the chairmen of the Board’s two standing committees) and a formal annual evaluation of the CEO’s performance. The Board of Directors fulfilled all of these requirements during 2006.

The ENSCO Corporate Governance Policy states that a substantial majority of the Board of Directors shall be independent, as the term is defined therein and by SEC rules and NYSE Corporate Governance Standards. Except as respects their directorships, we do not have any business or other relationships with our independent directors. Only independent directors serve on the Board’s standing committees. In this regard, the Board of Directors has affirmatively determined that Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff are independent and have no material relationship with us. Accordingly, a substantial majority of our Board of Directors is currently independent as defined above. The independent directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board which were convened during 2006.

The ENSCO Corporate Governance Policy provides that we shall establish a process by which stockholders and other interested parties may communicate directly with the Board of Directors, any committee of the Board of Directors, the non-management directors as a group or any individual director. The established process, which is published on our website (www.enscous.com/ENSCO/governance.asp), provides a means for submission of such interested parties’ communications via an independent, third party mail forwarding service. Such communications may be submitted by mail addressed as follows: ENSCO Stockholder Communications, 5600 W. Lovers Lane, Suite 116, Box #130, Dallas, Texas 75209-4330. Mail so addressed will be forwarded directly to the then presiding chairmen of the Board’s standing committees and will not be screened by management.

Our Board of Directors, its standing committees and management are committed to continue proactively pursuing best practices of corporate governance, accountability and transparency. In this regard, our website has a direct link to the SEC’s EDGAR system filings relating to our SEC filings, including all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Corporate Governance section of our website (www.enscous.com/ENSCO/governance.asp) contains our Audit Committee Charter, the Nominating, Governance and Compensation Committee Charter, the ENSCO Corporate Governance Policy and the Ethics Policy, copies of which also are available in print without charge from our Investor Relations Department. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331. Additional data available in the Corporate Governance section of our website include information on the composition and functions of the Board and its committees as well as instructions for submission of whistleblower reports and submission of general stockholder communications to the Board.

Audit Committee

We have established and maintain an Audit Committee in accordance with the rules promulgated under the Exchange Act. Our Audit Committee appoints a firm of independent auditors to examine, review and audit our consolidated financial statements, reviews the general scope of services to be rendered by the independent auditors and pre-approves and authorizes payment of the associated fees, reviews our financial condition and results of operations and makes inquiries as to the adequacy of our financial and accounting controls. Our Audit Committee met eight times during 2006. Our Audit Committee currently consists of Chairman Gerald W. Haddock, Rita M. Rodriguez, and Paul E. Rowsey, III, all of whom meet the independence criteria of audit committee members prescribed by the SEC and the NYSE.

Our Board of Directors has determined that each of the three members of the Audit Committee, Chairman Haddock, Dr. Rodriguez and Mr. Rowsey, meets the requisite SEC criteria to qualify as an audit committee financial expert, is financially literate and has accounting or related financial management expertise as defined in the NYSE Corporate Governance Standards. In making recommendations and determinations regarding audit committee financial experts, our Board of Directors and the Audit Committee considered the relevant academic and professional experience of the Committee members as follows: Mr. Haddock, with a Bachelor of Business Administration degree as an accounting major and a Master of Laws degree in Taxation and Business Administration, actively supervised the principal financial officer of Crescent Real Estate Equities Company; Dr. Rodriguez, with a BBA in Accounting and an MBA and a PhD in Economics and Finance, served as a full-time Director of the Export-Import Bank of the United States; and Mr. Rowsey, with a Bachelor of Arts in Management Science, actively supervises the principal accounting officer of E2M Partners, LLC.

Related Party Transactions

In accordance with our Audit Committee Charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transaction between us, any of our subsidiaries or affiliates, and any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring approval occurred in 2006.

Mr. H.E. Malone, Jr., our Vice President – Finance, is the brother-in-law of Carl F. Thorne, our former Chief Executive Officer and the current non-executive Chairman of our Board of Directors. Mr. Malone joined us in August 1987, and was elected Vice President – Finance effective May 2004. Since 1987, Mr. Malone has served as our Vice President – Accounting, Tax and Information Systems, Vice President – Finance and Vice President – Controller. In 2006, Mr. Malone received a base salary of $218,500 and earned a cash bonus of $126,860, which was paid in 2007 in respect of his services for 2006. Mr. Malone is eligible for the same benefit programs on the same basis as our other domestic payroll employees and he may participate on the same basis as other employees in the employee matching and profit-sharing provisions of our defined savings (401(k)) plan on a tax-deferred basis.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of ENSCO International Incorporated (the “Company”) is comprised of three independent directors who satisfy the requirements of independence as established by Section 10A of the Securities Exchange Act of 1934, as amended, and in the New York Stock Exchange listing standards. The Audit Committee is governed by a written Charter adopted by the Board of Directors. To fulfill its responsibilities, the Audit Committee met eight times during the Company’s 2006 fiscal year.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditors employed by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors report directly to the Audit Committee.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the independent auditors.

The independent auditors also provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditor’s independence from the Company.

The Audit Committee has recommended, and the Board of Directors, in the exercise of its business judgment has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. The recommendation was based upon the Audit Committee’s review, the exercise of its business judgment, the discussions referred to above and reliance upon the Company’s management and independent auditors.

Submitted by the Audit Committee,

Gerald W. Haddock (Chairman)

Rita M. Rodriguez

Paul E. Rowsey, III

February 20, 2007

In accordance with the recommendation of the Audit Committee, our Board approved inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, and all of our directors acknowledged such approval by signing the Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 22, 2007.

Nominating, Governance and Compensation Committee

The principal functions of our Nominating, Governance and Compensation Committee are to select, identify and screen candidates for nomination to our Board of Directors, to recommend composition of committees of our Board, to recommend our officers, to oversee and recommend matters of corporate governance, and to review and approve executive officer compensation and employee compensation matters, including matters regarding our various benefit plans, independently or in conjunction with our Board of Directors, as appropriate. To fulfill its responsibilities, the Committee met five times during 2006. The Committee currently consists of Chairman Morton H. Meyerson, David M. Carmichael, Thomas L. Kelly II and Joel V. Staff, all of whom meet the independence criteria and “outside director” qualifications prescribed by the NYSE and Internal Revenue Service respectively for service on a nominating committee and on a compensation committee.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the members of the Nominating, Governance and Compensation Committee were Morton H. Meyerson, David M. Carmichael, Thomas L. Kelly II and Joel V. Staff. No member of the Nominating, Governance and Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.

Director Nominations

Our Nominating, Governance and Compensation Committee, with direct input from the Chairman of the Board and other Board members, is primarily responsible for identifying and screening candidates for nomination to Board membership. Additionally, when and as deemed appropriate, we may retain the services of a third party to identify, evaluate or assist in evaluating potential director nominees. The Board is responsible for nominating individuals to serve on our Board.

Pursuant to the ENSCO Corporate Governance Policy, candidates nominated for election or reelection to our Board of Directors should possess the following qualifications:

•	Personal characteristics:
°	highest personal and professional ethics, integrity and values
°	an inquiring and independent mind
°	practical wisdom and mature judgment

•	Experience at the policy-making level in business, government or education
•	Expertise that is useful to us and complementary to the background and experience of other Board members. In this regard, knowledge of the global oil and gas industry is considered to be desirable
•	Willingness to devote the required amount of time to perform the duties and responsibilities of Board membership
•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance
•	No involvement in activities or interests that create a conflict with the Director’s responsibilities to us and our stockholders.

Our Nominating, Governance and Compensation Committee will evaluate the qualifications of each director candidate, including nominees recommended by stockholders, against these criteria in making recommendations to our Board of Directors concerning director nominations. Our Nominating, Governance and Compensation Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of our Board at a given point in time and periodically reviews and updates the aforesaid criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account favorably in considering individual candidates.

Our Nominating, Governance and Compensation Committee will consider director nominations timely made by stockholders pursuant to the requirements of our bylaws referred to in the “Information Concerning Stockholder Proposals” section of this proxy statement. Any stockholder who intends to present a director nomination proposal for consideration at the 2008 annual meeting and intends to have that proposal included in the proxy statement and related materials for the 2008 annual meeting must deliver a written copy of the proposal to our principal executive offices no later than the deadline, and in accordance with the notice procedures, specified in the aforesaid section of this proxy statement and in accordance with the requirements of SEC Rule 14a-8.

If a stockholder does not comply with the foregoing Rule 14a-8 procedures, the stockholder may use the procedures set forth in our bylaws, which provide that nominations of persons for election to the Board of Directors at an annual meeting of stockholders may be made at the annual meeting by any stockholder entitled to vote on the election of directors at the meeting who timely complies with the notice procedures set forth below. To be timely, a stockholder’s notice must be delivered to or mailed to and received by our secretary at our principal executive offices not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting, subject to any other requirements of law; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

We may identify potential director candidates from a number of sources, including recommendations from directors, management, stockholders, and executive recruiting firms retained for such purpose. Our Board’s nominees for director included in this proxy statement have been formally and unanimously recommended by the incumbent independent directors who serve on our Nominating, Governance and Compensation Committee, with individual directors abstaining in respect of their own nomination. We did not pay a fee to any third party to identify or evaluate or assist the Committee in identifying or evaluating potential nominees.

We did not receive any nominations for director made by any person or group beneficially owning more than 5% of our common stock by the date that was 120 calendar days before the anniversary of the date on which our proxy statement was sent to stockholders in connection with the previous year’s annual meeting.

REPORT OF THE NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

The functions of the Nominating, Governance and Compensation Committee (the “Committee”) of the Board of Directors of ENSCO International Incorporated (the “Company”), among others, are to oversee and recommend matters of corporate governance and to review and approve executive officer compensation and employee compensation matters, including matters regarding the Company’s various benefit plans, independently or in conjunction with the Board of Directors, as appropriate.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement on Schedule 14A for the 2007 annual meeting of stockholders, to be filed with the Securities and Exchange Commission.

Submitted by the Nominating, Governance and Compensation Committee.

Morton H. Meyerson, Chairman

David M. Carmichael

Thomas L. Kelly II

Joel V. Staff

February 27, 2007

In accordance with the recommendations of the Nominating, Governance and Compensation Committee, our Board approved inclusion of the Compensation Discussion and Analysis in this proxy statement during a regular meeting of the Board held on February 28, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Our Nominating, Governance and Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to our executive compensation philosophy. The Committee operates independently of management, and receives compensation advice and data from outside advisors including Mercer Human Resource Consulting, LLC (“Mercer”), an independent firm that specializes in providing compensation services and comparative market data. The Committee also receives data regarding compensation trends, issues and recommendations from management, primarily from Mr. Charles A. Mills, our Vice President-Human Resources and Security (who regularly attends Committee meeting general sessions).

During 2004, our Nominating, Governance and Compensation Committee conducted a comprehensive review of our compensation and benefits philosophy. This review resulted in development of the ENSCO Cash Incentive Plan (“ECIP”) and the 2005 Long-Term Incentive Plan (“LTIP”), both of which were approved by our stockholders at the 2005 annual meeting. Although there were no material changes to the ECIP, the LTIP or the executive compensation philosophy during 2006, the Committee approved several performance-based and retentive compensation initiatives designed to incentivize and retain senior field personnel in recognition of the highly competitive industry labor market.

Our basic underlying philosophy for executive officer compensation is to utilize competitive performance-based compensation to attract, employ, retain and reward individuals capable of leading us to achieve our business objectives. These objectives include financial performance, preservation of a strong balance sheet, strategic and opportunistic enhancement of our asset base, and positioning assets in markets that offer prospects of long-term growth in profitability, all of which should serve to add shareholder value. Overall operational safety performance continues to be one of our core values and is also a key business objective. The accomplishment of these business objectives is measured against specific annual goals and published industry standards and serves as a means of determining performance-based compensation. Our executive compensation philosophy also includes the concept that variable compensation should increase when we have strong financial performance and should decrease when we have weak financial performance.

Executive officer compensation is composed of three principal components: (1) base salary; (2) cash bonus; and (3) long-term incentives in the form of non-qualified stock options and restricted stock. Our Nominating, Governance and Compensation Committee endeavors to strike an appropriate balance between these three principal components for purposes of allocating between long-term and currently-paid compensation. Such determinations are made by reference to compensation trends and practices in general, and by reference to peer group companies in particular. The corporate performance measures, which are taken into account in setting compensation policies and making compensation decisions include our financial performance, safety performance and achievement of strategic goals, and have been established to link compensation to our overall financial and operational performance.

In establishing, implementing and administering our executive compensation philosophy, our Nominating, Governance and Compensation Committee generally does not consider amounts realizable from prior compensation, although they are noted as part of an overall subjective decision-making process. If the relevant performance measures utilized for a prior award or payment are restated or otherwise adjusted in a manner that would reduce the size of a prior award or payment, the Committee would generally seek to adjust or recover such award or payment in accordance with applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to chief executive officers and the four other most highly-compensated officers, unless such compensation meets certain specific requirements. The Committee’s intent is to award compensation that will be deductible without limitation, where doing so will further the purposes of executive compensation philosophy. The Committee will, however, take into consideration the various other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

Base Salary

Base salary is considered a critical component of compensation at all levels. The appropriate establishment of this component relative to the marketplace is essential to enable us to attract and retain qualified individuals, which are important considerations in the current competitive industry labor market. Our Nominating, Governance and Compensation Committee’s compensation philosophy generally designates the market 50th percentile, or median, as a target for base salary levels. In cases where the Committee believes an employee’s performance is exceptional, target base salaries may increase to approximate the market 75th percentile.

We compete with many companies for senior-executive level talent. Base salary for executive officers is set relative to the median of a peer group of oilfield service companies approved by our Nominating, Governance and Compensation Committee. The 2006 peer group companies are as described in the discussion under the Summary Compensation Table. To provide guidance to the Committee, comparative data are obtained from several data sources, including proxy statements and Mercer. Actual salaries are based on the Committee’s assessment of each executive’s overall contribution to the achievement of our business objectives as well as comparisons for comparable positions in the peer group companies. The annual salaries paid to our five most highly compensated executive officers are reported below in the Summary Compensation Table. Although many variables are associated with competitive data due to differences in titles and responsibilities of peer group companies’ executive officers and timing differentials in publicly reported compensation, the Committee believes the annual salaries paid to our executive officers generally approximate the market 50th percentile, or median, of the peer group companies.

Cash Bonus

The ECIP awards annual cash bonuses to executive officers and other management personnel are based upon pre-determined goals. The ECIP was approved by our stockholders effective January 1, 2005. Stockholder approval was obtained to satisfy certain requirements of Section 162(m) of the Internal Revenue Code regarding executive compensation (see discussion above). Our Nominating, Governance and Compensation Committee believes that a significant portion of the executive officer bonus compensation should be tied to the performance of the executives as a group and to our overall performance measured against both financial and non-financial goals and objectives.

A primary objective of the ECIP is to create a strong link between annual cash bonuses and achievement of specific goals and objectives. Under the ECIP, executive officers and other management employees may receive an annual cash bonus based upon achievement of pre-determined corporate financial and safety performance goals and strategic team goals. In special circumstances, a discretionary award may be approved by the Committee. As described in the ECIP, the Committee’s authority to make discretionary awards primarily is intended to provide a means of redressing unanticipated inequities or to reward exemplary performance.

The ECIP uses performance bands to determine annual payments. For 2006, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target threshold, and a maximum threshold. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and the target and between the target and the maximum threshold for each component.

Total cash compensation can increase to the third or top quartile of the peer group companies through ECIP awards when maximum corporate and strategic team goal performance targets are attained or exceeded. When the targets are achieved, ECIP cash bonus awards are intended to approximate the median of the peer group companies. When performance targets are not attained, the annual cash bonus awards are significantly reduced or eliminated.

The 2006 ECIP corporate financial, safety performance and strategic team goals, their target thresholds, and their possible payouts are as described in the Grants of Plan-Based Awards Table and accompanying footnotes. The actual amounts awarded for 2006 are as disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The bases for establishment of the financial performance goals, safety performance and strategic team goals, and their associated target thresholds are as described in the discussion under the Grants of Plan-Based Awards Table.

Long-Term Incentives

An additional longstanding objective of our Nominating, Governance and Compensation Committee has been to motivate, reward and retain our executive officers by means of equity compensation. Because the value of equity awards over time bears a direct relationship to our stock price, the Committee believes equity awards represent an effective incentive to create long-term value for our stockholders. This is in keeping with the overall compensation philosophy of granting equity awards to key personnel in an effort to instill stockholder perspective and values in their performance and to provide a strong retention element in compensation. Both non-qualified stock options and restricted stock grants are used to motivate, reward and retain our executive officers and key employees through potential share value appreciation and equity accumulation. Although equity accumulation is generally encouraged, we do not have any specific security ownership requirements or guidelines for our executive officers.

The LTIP encourages participants to focus on our long term performance and provides an opportunity for our executive officers and other key personnel to be aligned with stockholders through grants of stock options or restricted stock. Under the LTIP, equity awards are made annually by our Nominating, Governance and Compensation Committee based on a combination of competitive data and a determination of individual performance. In determining the awards, the Committee considers contributions, impact on long-term shareholder value and the need to provide a strong retentive component in executive officer and key employee compensation.

In addition to the customary retentive aspects of equity awards resulting from forfeitures of unvested stock options or restricted stock following termination, an equity award recipient who terminates employment with us to engage in competitive activity is subject to a “clawback” provision. Pursuant to the LTIP and the ENSCO 1998 Incentive Plan (the “1998 Incentive Plan”), all of our non-qualified stock option awards and restricted stock grants are subject to a return of proceeds provision which provides that income derived from exercise of stock options or vesting of restricted stock within a year from the date of voluntary termination or termination for cause shall be returned to us upon demand if the former employee engages in any activity that competes with our business within one year after termination.

Our Nominating, Governance and Compensation Committee normally makes determinations regarding annual LTIP equity awards at its regular meeting held in May of each year. The Committee generally designates the market median as a target in respect of equity awards. To provide a consistent approach to the timing of equity award issuance, the Committee has adopted a general policy of issuing annual equity on the first business day of each June. This policy was applied for the annual awards to our executive officers during 2006, except as respects to our former Chief Executive Officer (currently non-executive Chairman of the Board) whose annual equity award was deferred for consideration until June 28, 2006 (as described below in “Chief Executive Officer Compensation”).

The annual LTIP equity awards granted to executive officers and other key employees on June 1, 2006, were composed of a combination of non-qualified stock options and restricted stock awards based on a three-to-one stock option to restricted stock conversion ratio. The stock options vest at the rate of 25% each year over a four-year period and have a seven-year validity. The annual restricted stock grants vest (restrictions lapse) at a rate of 20% each year over a five-year period. An objective of a restricted stock award is to closely align the recipient’s interests with those of the stockholders and to provide certain benefits of stock ownership (subject to the risk of forfeiture, which serves a retentive purpose), to the recipient immediately upon grant of the award. Accordingly, consistent with our understanding of general practices, including practices of peer group companies, our unvested restricted shares bear dividends on the same basis as our common stock.

Our Nominating, Governance and Compensation Committee also has adopted a practice of granting special equity awards in respect of officers and key employees who are newly-hired or promoted. During 2006, such special awards were granted to Mr. Daniel W. Rabun in connection with his election as President and appointment to serve on our Board of Directors, and to Messrs. William S. Chadwick, Jr. and Paul Mars in recognition of the promotions to their current positions. The details of the special and annual equity awards to our named executive officers are reported in the Grants of Plan-Based Awards Table. Mr. Rabun’s initial equity award was a specific term of the employment offer letter agreement described below under “Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments”. That equity award was determined by our Board’s Ad Hoc Succession Committee and Nominating, Governance and Compensation Committee in consultation with Mercer. The special equity awards granted to Messrs. Chadwick and Mars were in recognition of their promotions during 2006, and were intended to approximate market median under comparable circumstances.

All of the 2006 LTIP equity awards granted to our five most highly compensated executive officers are reported in the Grants of Plan-Based Awards Table.

Other Executive Compensation Matters

We offer a variety of health and welfare and retirement savings programs to all eligible employees. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic payroll employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

Executive officers may participate on the same basis as other employees in the employee matching and profit-sharing provisions of our defined savings plans on a tax-deferred basis. For 2006, the maximum total matching contribution available to executive officers and other employees who participated in the ENSCO Savings Plan (a qualified 401(k) plan) and the 2005 Supplemental Executive Retirement Plan (“SERP”) was 5% of eligible salary. Discretionary profit-sharing contributions, which are directly aligned with our financial performance and profitability, amounted to 10% of eligible wages for executive officers and other employees in respect of 2006. The profit share awards are determined annually by our Board of Directors, based upon a recommendation from our Nominating, Governance and Compensation Committee. The annual profit sharing distributions generally are limited to the lesser of 4% of annual net income or 10% of eligible employees salaries. The matching contributions and profit sharing awards to our named executive officers’ are reported in the Summary Compensation Table.

Executive officers participate in the SERP and may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Nominating, Governance and Compensation Committee and ratified by our Board (50% for 2006). Executive officers who elect to defer compensation in the SERP must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. Additional information regarding deferred compensation is reported below in the Nonqualified Deferred Compensation Table.

Chief Executive Officer Compensation

The base salary of the Chief Executive Officer (“CEO”) is reviewed periodically, consistent with our Nominating, Governance and Compensation Committee’s salary administration policy for all executive officers as discussed above. The Committee considers adjustments based upon our financial performance, individual contributions to our progress in achieving specified business objectives, and by reference to the median salary paid to chief executive officers of the designated peer group of oilfield service companies.

Following a review of executive officer compensation trends and competitive data provided by Mercer, our Nominating, Governance and Compensation Committee and Board of Directors approved an 8% market adjustment that increased Mr. Thorne’s salary as the then current CEO from $780,000 to $842,400 effective July 1, 2006. The Committee believes the market adjustment was appropriate in recognition of the performance achieved and to bring the CEO’s salary between the median and top quartile range of chief executive officers in the peer group companies.

As more fully described below in the “Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments,” on February 28, 2007, we entered into a Retirement Agreement with Mr. Thorne, who has relinquished his position as Chief Executive Officer effective as of December 31, 2006. The Retirement Agreement generally provides that Mr. Thorne will continue to serve as our employee, non-executive Chairman and a member of our Board of Directors until his retirement and resignation effective as of the date of the Meeting. The Retirement Agreement also provides that, Mr. Thorne will continue to receive a monthly salary of $70,200 until his retirement. The Retirement Agreement further provides that Mr. Thorne will serve as an independent consultant to us for the twelve-month period following his retirement, for which we will pay him a monthly retainer fee of $70,200. Additionally, from the date Mr. Thorne vacates an office in our corporate headquarters until May 31, 2008, we will pay him an allowance of $10,000 per month for the purposes of obtaining and staffing any required office.

In accordance with the terms of the ECIP, and pursuant to the terms of his Retirement Agreement, Mr. Thorne was awarded a cash bonus of $901,311 in 2007 relative to 2006 performance. This was comprised of $674,760 based on achievement of financial performance measures, $51,113 based on achievement of safety performance measures, and $175,438 based on achievement of strategic team goals. In evaluating 2006 performance and setting the incentive bonus, our Nominating, Governance and Compensation Committee recognized Mr. Thorne’s success in managing our general business during a year of record financial results, his participation in orderly management succession planning, and his contributions in management of our assets and human resources with a strategic focus. The Committee estimates the bonus places the CEO’s 2006 total cash compensation between the median and top quartile range of chief executive officers in the peer group of companies.

Pursuant to the LTIP, Mr. Thorne received an award of 138,000 non-qualified stock options and 46,000 restricted shares in 2006, as more fully described below in the Grants of Plan-Based Awards Table. This annual equity award was recommended by the Nominating Governance and Compensation Committee and considered and approved during an independent directors executive session of a special meeting of our Board of Directors on June 28, 2006. The equity award was issued on July 3, 2006, the first business day of the month following the approval date. The stock option exercise price was based upon the market price on July 3, 2006.

Mr. Thorne’s 2006 equity award was based on our Nominating, Governance and Compensation Committee’s assessment of the CEO’s long-term contributions to our current position and his role in our strategic positioning to enhance future shareholder value. The Committee estimates this equity award will place the CEO’s 2006 total direct compensation approximately midway between the median and top quartile range of chief executive officers in the peer group companies.

Under the LTIP, equity awards fully vest upon retirement following achievement of Normal Retirement Age, which is defined as 65 years of age with at least 20 years of credited service with ENSCO. Mr. Thorne will meet the Normal Retirement Age criteria on May 22, 2007.

In addition, pursuant to the Retirement Agreement, immediately prior to his retirement and subject to certain specified conditions, Mr. Thorne will receive a grant of 92,000 shares of restricted stock under the LTIP. The Retirement Agreement generally provides that such restricted stock will be granted upon such terms as shall be determined by our Nominating, Governance and Compensation Committee in consultation with our independent directors and that one-third of such restricted stock will vest upon each of the first three anniversaries of the date of Mr. Thorne’s retirement or, if earlier, upon Mr. Thorne’s death or Permanent and Total Disability (as defined in the LTIP) and shall otherwise be granted upon terms generally consistent with other grants of restricted stock.

In accordance with Mr. Thorne’s Retirement Agreement, our Nominating, Governance and Compensation Committee has exercised its discretion pursuant to the provisions of the 1998 Incentive Plan to take such action as was necessary to vest all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan so that Mr. Thorne will receive the same entitlements upon retirement as would be available under the terms of the LTIP, thereby fully vesting all unvested stock options and restricted stock of Mr. Thorne and generally enabling Mr. Thorne to exercise all outstanding options issued to him under the 1998 Incentive Plan through the remaining term thereof.

Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments

Although we have not historically entered into employment, severance or change-in-control agreements with our executive officers, our Board of Directors and its Nominating, Governance and Compensation Committee deemed it appropriate to enter into such agreements in connection with succession planning activities involving employment of Mr. Rabun and promotion of Mr. Chadwick. During 2006, Mr. Rabun joined us as President and a director with the expectation that he would succeed Mr. Thorne as our Chief Executive Officer on January 1, 2007. Also in connection with succession planning, the Committee and our Board approved promotion of Mr. Chadwick to his current position as Executive Vice President and Chief Operating Officer. In conformity with current compensation trends and practices, as reported by Mercer, the Committee and Board authorized contracts with Messrs. Rabun and Chadwick as described below.

On February 6, 2006, we entered into an employment offer letter agreement with Mr. Rabun in connection with his election as our President and appointment as a member of our Board of Directors effective March 20, 2006. Under the agreement, Mr. Rabun’s annual base salary was set at $750,000, subject to annual review and adjustment. The agreement provides that he is eligible to receive an annual ECIP bonus for 2006 based upon performance against pre-established goals. Mr. Rabun also was granted 75,000 shares of restricted stock and options to purchase 100,000 shares of our stock with an exercise price of $47.12 per share, equal to the market value on March 20, 2006, the date Mr. Rabun’s employment commenced (“Initial Grants”). Pursuant to the agreement, Mr. Rabun was not eligible for an annual equity award in 2006. The details of the Initial Grants are reported in the Grants of Plan-Based Awards Table.

In order to offset loss of certain retirement entitlements attendant to his former position, we made a cash contribution of $1,100,000 to Mr. Rabun’s SERP account as an employer discretionary contribution upon commencement of his employment. This contribution was fully vested on the date of the contribution. The agreement also provides that Mr. Rabun will receive other benefits generally available to our executive officers and credits him with six years of prior service for purposes of determining Normal Retirement Age under the terms of the LTIP.

Under the agreement, Mr. Rabun is entitled to a severance payment of two times his base salary and target bonus as well as immediate vesting of 20% of the Initial Grants if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”) or he voluntarily terminates his employment for “good reason”. Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Rabun will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for the initial four years of Mr. Rabun’s employment and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice. The table below summarizes Mr. Rabun’s estimated severance entitlement (assuming that a triggering event took place on December 31, 2006, and the price per share of our common stock was the closing market price of $50.06 on that date).

Estimated Severance for Involuntary

or Good Reason Termination

Base Salary as of December 31, 2006	Target Bonus as of December 31, 2006	Initial Grants and Awards
		Restricted Stock	Options	Total
		75,000 shares	100,000 shares
$750,000	$421,725	x 20% = 15,000	x 20% = 20,000

x 2	x 2	x $50.06	x $2.94*

$1,500,000	$843,450	$750,900	$58,800	$3,153,150

Estimated Severance for Actual or Constructive Termination

Following a Change in Control

Base Salary as of December 31, 2006	Target Bonus as of December 31, 2006	Initial Grants and Awards
		Restricted Stock	Options	Total
		75,000 shares	100,000 shares
$750,000	$421,725	x 100% = 75,000	x 100% = 100,000

x 3	x3	x $50.06	x $2.94*

$2,250,000	$1,265,175	$3,754,500	$294,000	$7,563,675

*	Closing market price per share of $50.06 less the option exercise price of $47.12.

On March 1, 2006, we entered into a letter agreement with Mr. Chadwick, our Executive Vice President and Chief Operating Officer. The agreement provides that Mr. Chadwick will be entitled to a severance payment of two times his base salary and target bonus if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”). Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Chadwick will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for four years following Mr. Chadwick’s appointment to serve as Executive Vice President and Chief Operating Officer, which was effective January 1, 2006, and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice. The table below summarizes Mr. Chadwick’s estimated severance entitlement (assuming that a triggering event took place on December 31, 2006, and the price per share of our common stock was the closing market price of $50.06 on that date).

Estimated Severance for Involuntary

or Good Reason Termination

Base Salary as of December 31, 2006	Target Bonus as of December 31, 2006	Total
$482,000 x 2	$269,900 x 2

$964,000	$539,800	$1,503,800

Estimated Severance for Actual or Constructive Termination

Following a Change in Control

Base Salary as of December 31, 2006	Target Bonus as of December 31, 2006	Outstanding on December 31, 2006
		Restricted Stock	Options	Total
$482,000 x 3 $1,446,000	$269,900 x 3 $809,700	64,795 shares x 100% = 64,795 x $50.06 $3,243,638	175,000 shares x 100% = 175,000 x $9.53** $1,667,219	$7,166,557

**	This amount represents the weighted average intrinsic value of Mr. Chadwick’s 175,000 options based on the closing market price of $50.06.

On February 28, 2007, we entered into a Retirement Agreement with Carl F. Thorne, who has relinquished his position as Chief Executive Officer effective as of December 31, 2006. The Retirement Agreement generally provides that Mr. Thorne will continue to serve as our employee, the non-executive Chairman and a member of our Board of Directors until his retirement and resignation on the date of the Meeting.

Our Board of Directors, in consultation with our Nominating, Governance and Compensation Committee and outside advisors, has carefully considered transition roles and a compensation package for Mr. Thorne that reflects market practices in similar situations and facilitates an orderly transition of his responsibilities with the intention of according him fair, reasonable, and customary cash and equity compensation for his retirement to reflect (i) Mr. Thorne’s outstanding service as our longstanding CEO and his major impact on our development, (ii) his contributions to, and facilitation of, the orderly transition of the Chief Executive Officer responsibilities and (iii) his continued assistance by agreeing to provide consulting services to us for the benefit of the new Chief Executive Officer and our Board of Directors.

In consideration of the benefits accorded to him by the Retirement Agreement, Mr. Thorne has agreed not to compete with us for a period of three years following his retirement.

The Retirement Agreement provides that, until Mr. Thorne’s retirement he will continue to receive a monthly salary of $70,200. In addition, Mr. Thorne received a bonus of $901,311 for the year ending December 31, 2006 in accordance with the terms of the ECIP and the Retirement Agreement. Immediately prior to his retirement and subject to certain specified conditions, Mr. Thorne will receive a grant of 92,000 shares of restricted stock under the LTIP. The Retirement Agreement generally provides that such restricted stock will be granted upon such terms as shall be determined by our Nominating, Governance and Compensation Committee in consultation with our independent directors and that one-third of such restricted stock will vest upon each of the first three anniversaries of the date of Mr. Thorne’s retirement or, if earlier, upon Mr. Thorne’s death or Permanent and Total Disability or a Change in Control (both as defined in the LTIP) and shall otherwise be granted upon terms generally consistent with other grants of restricted stock.

The Retirement Agreement also provides that our Nominating, Governance and Compensation Committee has exercised its discretion pursuant to the provisions of the ENSCO 1998 Incentive Plan (the “1998 Incentive Plan”) to take such action as is necessary to vest all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan so that Mr. Thorne will receive the same entitlements upon retirement as would be available under the terms of the LTIP, thereby fully vesting all unvested stock options and restricted stock of Mr. Thorne and generally enabling Mr. Thorne to exercise all outstanding options issued to him under the 1998 Incentive Plan through the remaining term thereof.

The Retirement Agreement further provides that Mr. Thorne will serve as our independent consultant for the twelve-month period following his retirement, for which we will pay him a monthly retainer fee of $70,200. Mr. Thorne has agreed that he will be providing such consulting services as an independent contractor and not as our employee. Accordingly, he shall not have any power or authority to contract or otherwise create any liability or obligation on our behalf and shall not be entitled to participate in any of our insurance, benefit, health or welfare plans except as provided under the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Additionally, from the date Mr. Thorne vacates an office in our corporate headquarters until May 31, 2008, we will pay him an allowance of $10,000 per month for the purposes of obtaining and staffing any required office.

We have not entered into any employment or severance agreements with our other executive officers.

Retirement and Other Benefits

All full-time employees in the United States are eligible to participate in the ENSCO Savings Plan. Executive officers and other key personnel are entitled to participate in the SERP. We do not have a pension plan for our executive officers or other employees in the United States.

Perquisites and Other Personal Benefits

In conformity with our Nominating, Governance and Compensation Committee’s conservative philosophy, our executive officers only receive limited perquisites involving items such as paid or partially subsidized club memberships and, on the same basis as other employees in the corporate headquarters, partly-paid office parking. Our executive officers are eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. No executive officer receives perquisites with an aggregate value of $10,000 or more.

Compensation of Management

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers for the fiscal year ended December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Carl F. Thorne Non-Executive Chairman of the Board and Former Chief Executive Officer(6)	2006	$811,203	$2,151,988	(7)	$2,927,111	(7)	$901,311	$153,258	$6,944,871
Daniel W. Rabun President and Chief Executive Officer, Director(8)	2006	$591,346	$368,600		$347,237		$675,983	$1,193,348	$3,176,514
William S. Chadwick, Jr. Executive Vice President and Chief Operating Officer	2006	$471,001	$324,571		$861,501		$408,089	$81,656	$2,146,818
J.W. Swent, III Senior Vice President -Chief Financial Officer	2006	$338,701	$241,519		$607,133		$298,781	$62,835	$1,548,969
Paul Mars President – ENSCO Offshore International Company	2006	$317,521	$259,467		$577,705		$298,781	$40,389	$1,493,863

(1)	The amounts disclosed in this column include amounts deferred under the 2005 Supplemental Executive Retirement Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)	The amounts disclosed in this column represent compensation expense recognized in our December 31, 2006, financial statements in accordance with the fair value recognition provisions of FAS 123(R) for restricted stock awards granted in and prior to 2006. Compensation expense for restricted stock awards is measured using the market value of the common stock on the date of grant as described in Note 7 to our December 31, 2006, audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2007.

(3)	The amounts disclosed in this column represent compensation expense recognized in our December 31, 2006, financial statements in accordance with the provisions of FAS 123(R) for non-qualified stock option awards granted in and prior to 2006. The fair value of each non-qualified stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Assumptions used in this model are included in Note 7 to our December 31, 2006, audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2007.

(4)	The amounts disclosed in this column represent the bonus awarded for the 2006 plan year pursuant to the ECIP (as discussed under the Grants of Plan-Based Awards Table). Such bonuses were awarded and paid in the first quarter of 2007 based upon the achievement of pre-determined corporate financial and safety performance goals, and strategic team goals during 2006. The amounts disclosed in this column include amounts voluntarily deferred under the SERP as follows: Mr. Thorne $90,131; Mr. Rabun $337,992; and Mr. Swent $74,695.

(5)	See All Other Compensation Table.

(6)	Carl F. Thorne served as our Chairman of the Board and Chief Executive Officer until December 31, 2006, when he became the non-executive Chairman of the Board.

(7)	Under the LTIP, equity awards fully vest upon retirement following achievement of Normal Retirement Age, which is defined as 65 years of age with at least 20 years of credited service with ENSCO. Mr. Thorne will meet the Normal Retirement Age criteria on May 22, 2007. In accordance with FAS123(R), compensation expense related to Mr. Thorne’s outstanding equity awards issued under the LTIP must be recognized during the period between the grant date and May 22, 2007, which is a shorter period of recognition than normal since equity awards generally are expensed over the vesting period or the shorter period required for the equity award recipient to reach Normal Retirement Age under the LTIP. In accordance with Mr. Thorne’s Retirement Agreement, our Nominating, Governance and Compensation Committee has exercised its discretion pursuant to the provisions of the ENSCO 1998 Incentive Plan (the “1998 Incentive Plan”) to take such action as was necessary to vest all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan so that Mr. Thorne will receive the same entitlements upon retirement as would be available under the terms of the LTIP, thereby fully vesting all unvested stock options and restricted stock of Mr. Thorne and generally enabling Mr. Thorne to exercise all outstanding options issued to him under the 1998 Incentive Plan through the remaining term thereof. Inasmuch as the Retirement Agreement was not executed and delivered until February 28, 2007, the foregoing table for 2006 does not include recognition of any additional compensation expense pertaining to accelerated vesting of awards under the 1998 Incentive Plan. Such compensation expense will be recognized during the period from February 28, 2007 to May 22, 2007.

(8)	Daniel W. Rabun joined us as President and a director on March 20, 2006. He assumed his present position as President and Chief Executive Officer on January 1, 2007.

Base salary for our executive officers is set relative to the median of a peer group of oilfield service companies approved by our Nominating, Governance and Compensation Committee. During 2006, the peer group of companies was comprised of BJ Services Company, Cooper Cameron Corporation, Diamond Offshore Drilling Incorporated, GlobalSantaFe Corporation, Noble Corporation, Oceaneering International Incorporated, Patterson-UTI Energy Incorporated, Pride International Incorporated, Rowan Companies Incorporated, Superior Energy Services, Tidewater Incorporated, Transocean Incorporated and Weatherford International, Ltd. Actual salaries are based on the Committee’s assessment of each executive’s overall contribution to the achievement of our business objectives as well as comparisons for comparable positions in the peer group companies.

On February 6, 2006, we entered into an employment offer letter agreement with Mr. Rabun in connection with his election as our President and appointment as a member of our Board of Directors effective March 20, 2006. Under the agreement, Mr. Rabun’s annual base salary was set at $750,000, subject to annual review and adjustment. The agreement provides that he is eligible to receive an annual ECIP bonus for 2006 based upon performance against pre-established goals. Mr. Rabun also was granted 75,000 shares of restricted stock and options to purchase 100,000 shares of our stock with an exercise price of $47.12 per share, equal to the market value on March 20, 2006, the date Mr. Rabun’s employment commenced (“Initial Grants”). Pursuant to the agreement, Mr. Rabun was not eligible for an annual equity award in 2006. The details of the Initial Grants are reported in the Grants of Plan-Based Awards Table.

In order to offset loss of certain retirement entitlements attendant to his former position, we made a cash contribution of $1,100,000 to Mr. Rabun’s SERP account as an employer discretionary contribution upon commencement of his employment. This contribution was fully vested on the date of the contribution. The agreement also provides that Mr. Rabun will receive other benefits generally available to our executive officers and credits him with six years of prior service for purposes of determining the Normal Retirement Age under the terms of the LTIP.

Under the agreement, Mr. Rabun is entitled to a severance payment of two times his base salary and target bonus as well as immediate vesting of 20% of the Initial Grants if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”) or he voluntarily terminates his employment for “good reason”. Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Rabun will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for the initial four years of Mr. Rabun’s employment and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice.

On March 1, 2006, we entered into a letter agreement with Mr. Chadwick, our Executive Vice President and Chief Operating Officer. The agreement provides that Mr. Chadwick will be entitled to a severance payment of two times his base salary and target bonus if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”). Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Chadwick will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for four years following Mr. Chadwick’s appointment to serve as Executive Vice President and Chief Operating Officer, which was effective January 1, 2006, and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice.

As described above in “Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments,” on February 28, 2007, we entered into a Retirement Agreement with Carl F. Thorne, who has relinquished his position as Chief Executive Officer effective as of December 31, 2006. The Retirement Agreement generally provides that Mr. Thorne will continue to serve as our employee, non-executive Chairman and a member of our Board of Directors until his retirement and resignation effective as of the date of the Meeting.

The Retirement Agreement provides that Mr. Thorne will continue to receive a monthly salary of $70,200 until his retirement. In addition, Mr. Thorne received a bonus of $901,311 for the year ending December 31, 2006 in accordance with the terms of the ECIP and the Retirement Agreement. Immediately prior to his retirement and subject to certain specified conditions, Mr. Thorne will receive a grant of 92,000 shares of restricted stock under the LTIP. The Retirement Agreement generally provides that such restricted stock will be granted upon such terms as shall be determined by our Nominating, Governance and Compensation Committee and that one-third of such restricted stock will vest upon each of the first three anniversaries of the date of Mr. Thorne’s retirement or, if earlier, upon Mr. Thorne’s death or Permanent and Total Disability or a Change in Control (both as defined in the LTIP) and shall otherwise be granted upon terms generally consistent with other grants of restricted stock.

The Retirement Agreement also provides that our Nominating, Governance and Compensation Committee has exercised its discretion to take such action as is necessary to vest all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan so that Mr. Thorne will receive the same entitlements upon retirement as would be available under the terms of the LTIP, thereby fully vesting all unvested stock options and restricted stock of Mr. Thorne and generally enabling Mr. Thorne to exercise all outstanding options issued to him under the 1998 Incentive Plan through the remaining term thereof.

The Retirement Agreement further provides that Mr. Thorne will serve as our independent consultant for the twelve-month period following his retirement, for which we will pay him a monthly retainer fee of $70,200. Mr. Thorne shall not be entitled to participate in any of our insurance, benefit, health or welfare plans except as provided under the COBRA health benefit provisions. Additionally, from the date Mr. Thorne vacates an office in our corporate headquarters until May 31, 2008, we will pay him an allowance of $10,000 per month for the purposes of obtaining and staffing any required office.

We have not entered into any employment or severance agreements with our other executive officers.

All Other Compensation Table

The table below summarizes premiums paid for group term life insurance and contributions to various benefit plans we sponsor for the fiscal year ended December 31, 2006:

All Other Compensation Table

For the Year Ended December 31, 2006

Name	Group Term Life Insurance(1)	ENSCO Savings Plan(2)	Profit Sharing Plan(3)	SERP(4)		Dividends on Non-Vested Restricted Stock Awards(5)	Total All Other Compen- sation(6)
Carl F. Thorne	$14,478	$11,000	$81,121	$29,560		$17,099	$153,258
Daniel W. Rabun	$3,588	$11,000	$59,135	$1,114,000	(7)	$5,625	$1,193,348
William S. Chadwick, Jr.	$4,608	$11,000	$47,101	$12,550		$6,397	$81,656
J.W. Swent, III	$6,739	$11,000	$33,871	$5,935		$5,290	$62,835
Paul Mars	$2,198	$11,000	$22,000	-		$5,191	$40,389

(1)	The amounts disclosed in this column represent the group term life insurance premiums paid for each named executive officer.

(2)	The amounts disclosed in this column represent the maximum allowable portion of our matching contributions paid into each named executive officer’s account pursuant to the ENSCO Savings Plan.

(3)	The amounts disclosed in this column represent our profit-sharing contributions for 2006 paid into each named executive officer’s account in the ENSCO Savings Plan and/or SERP account during the first quarter of 2007.

(4)	The amounts disclosed in this column (with the exception of Mr. Rabun as indicated in Note (7) below), generally represent the remaining portion of our matching contributions and profit sharing contributions paid into each named executive officer’s SERP account.

(5)	The amounts disclosed in this column represent the dividends earned and paid on each of the named executive officer’s non-vested restricted stock as of the record date for each quarterly dividend during 2006.

(6)	No named executive officer received perquisites with an aggregate annual value of $10,000 or more. Our executive officers only receive limited perquisites involving items such as paid or partially subsidized club memberships and, on the same basis as other employees in the corporate headquarters, partly-paid office parking.

(7)	The amount disclosed includes a cash contribution of $1,100,000 made to Mr. Rabun’s SERP account upon commencement of his employment in order to offset the loss of certain retirement entitlements attendant to his former position in accordance with his employment offer letter agreement. This contribution was fully vested on the date of the contribution.

Grants of Plan-Based Awards Table

The table below summarizes the estimated future payouts pursuant to the ECIP and information regarding grants of non-qualified stock options and restricted stock for the fiscal year ended December 31, 2006, and provides additional information about plan-based compensation disclosed in the Summary Compensation Table:

Grants of Plan-Based Awards Table

For the Year Ended December 31, 2006

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)		Closing Price on Grant Date ($/Sh)		Stock Awards ($)(7)		Option Awards ($)(8)
				Threshold ($)	Target ($)	Maximum ($)

Carl F. Thorne	7/3/2006 n/a	(9)	6/28/2006 n/a	$-	$-	$-	46,000	138,000		$46.36		$46.84		$2,132,560		$2,564,040

Daniel W. Rabun	3/20/2006 n/a	(10)	2/6/2006 n/a	$29,525	$590,500	$1,181,000	75,000	100,000		$47.12		$46.29		$3,534,000		$1,780,000

William S. Chadwick, Jr.	2/27/2006 6/1/2006 n/a	(11) (12)	2/27/2006 5/8/2006 n/a	$14,170	$283,400	$566,800	10,630 19,165	42,500 57,500	$ $	46.24 50.28	$ $	45.40 50.73	$ $	491,531 963,616	$ $	750,975 1,078,700

J.W. Swent, III	6/1/2006 n/a	(12)	5/8/2006 n/a	$9,785	$195,700	$391,400	11,665	35,000		$50.28		$50.73		$586,516		$656,600

Paul Mars	2/27/2006 6/1/2006 n/a	(13) (12)	2/27/2006 5/8/2006 n/a	$9,785	$195,700	$391,400	8,750 11,665	35,000 35,000	$ $	46.24 50.28	$ $	45.40 50.73	$ $	404,600 586,516	$ $	618,450 656,600

(1)	The amounts in this column represent the estimated future payouts under the ECIP for the 2007 plan year as approved by the Nominating, Governance and Compensation Committee in November 2006. The actual amounts earned in respect of 2006 were awarded and paid during the first quarter of 2007 as disclosed under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The ECIP performance measures, actual results and possible payouts for the 2006 plan year are as disclosed in Note (3).

(2)	Under the ECIP, our executive officers and other management employees may receive an annual cash bonus based upon achievement of pre-determined financial, safety performance and strategic team goals. The ECIP uses performance bands to determine annual payments. In November 2006, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target threshold, and a maximum threshold for our executive officers for the 2007 plan year. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and maximum threshold for each component. For the 2007 plan year, the ECIP performance measures for the executive officers consist of Earnings Per Share (“EPS”), Return on Net Assets Employed Before Interest and Taxes (“RONAEBIT”), Total Recordable Incident Rate (“TRIR”) and Strategic Team Goals (“STG”) and have the weighting and minimum, target and maximum thresholds as follows:

2007 ECIP PERFORMANCE MEASURES

Corporate Performance Measures	Weighting	Minimum	Target	Maximum
EPS	30%	$0.40	$5.40	$6.75
RONAEBIT	30%	5%	16%	34%
Safety Measures
2007 Safety (TRIR)	10%	1.14	1.00	0.75
Strategic Team Goals
STG	30%	0%	100%	200%
TOTAL AWARD	100%

The threshold, target and maximum amounts are based on the executive officers’ current position. These amounts are established by reference to the mid-point salary range for each position, and are not directly affected by actual current or future salaries of each executive officer. In special circumstances, a discretionary award may be approved by the Committee. As described in the ECIP, the Committee’s authority to make discretionary awards primarily is intended to provide a means of redressing unanticipated inequities or to reward exemplary performance.

(3)	In November 2005, the Nominating, Governance and Compensation Committee approved corporate financial and safety performance goals and strategic team goals for our executive officers in the 2006 plan year. For the 2006 plan year, the ECIP performance measures and actual results for the executive officers were as follows:

2006 ECIP PERFORMANCE MEASURES

Corporate Performance Measures	Weighting	Minimum	Target	Maximum	Actual Results	% of Target Achieved*
EPS	30%	$0.40	$1.00	$2.00	$5.04	200%
RONAEBIT	30%	5%	10%	22%	33.8%	200%
Safety Measures
2006 Safety (TRIR)	10%	1.22	1.00	0.75	1.04	90.9%
Strategic Team Goals
STG	30%	0%	100%	200%	100%	103%
TOTAL AWARD	100%					159%

*  The Committee set a maximum percentage target achievement of 200% for 2006.

The resulting threshold, target and maximum estimated possible payouts for our named executive officers for the 2006 plan year were as follows:

	Threshold	Target	Maximum
Carl F. Thorne	$28,115	$562,300	$1,124,600
Dan W. Rabun	$21,086	$421,725	$843,450
William S. Chadwick, Jr.	$13,495	$269,900	$539,800
J.W. Swent, III	$9,320	$186,400	$372,800
Paul Mars	$9,320	$186,400	$372,800

(4)	The amounts disclosed in this column reflect the number of shares of restricted stock granted to each named executive officer pursuant to the LTIP.

(5)	The amounts disclosed in this column reflect the number of shares of non-qualified stock options granted to each named executive officer pursuant to the LTIP.

(6)	The exercise price of the non-qualified stock options was based upon the average of the high and low stock price on the grant date.

(7)	The amounts disclosed in this column represent the aggregate FAS 123(R) grant date fair value of the restricted stock awards granted to each named executive officer.

(8)	The amounts disclosed in this column represent the aggregate FAS 123(R) grant date fair value of the non-qualified stock options granted to each named executive officer.

(9)	Mr. Thorne’s 2006 annual equity award was considered and approved on June 28, 2006, and was issued on July 3, 2006.

(10)	Mr. Rabun received this equity award on March 20, 2006, the date he commenced employment as our President and became a director.

(11)	Mr. Chadwick received this equity award in recognition of his promotion to his current position as Executive Vice President and Chief Operating Officer.

(12)	The annual LTIP equity awards granted to executive officers and other key employees on June 1, 2006, were comprised of a combination of non-qualified stock options and restricted stock awards based on a 3-to-1 stock option to restricted stock conversion ratio.

(13)	Mr. Mars received this equity award in recognition of his promotion to his current position as President – ENSCO Offshore International Company.

The ECIP uses performance bands to determine annual payments. For the 2007 plan year, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target threshold, and a maximum threshold. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and maximum threshold for each component.

The ECIP performance goals were established by our Nominating, Governance and Compensation Committee by reference to a historical average utilizing results from 1998-2006, disregarding the highest and lowest years. This process considers the volatility of our industry and is designed to support the Committee’s philosophy of aligning executive variable compensation with the third or top quartile of the peer group of oilfield service companies when financial results approach historical highs. EPS performance targets are developed in advance of each plan year, and generally are based upon the adjusted historical average. The RONAEBIT targets are based on a similar historical average. RONAEBIT is a ratio that targets profitability while fostering cash generation and effective balance sheet management. TRIR is the annual industry standard safety measure reported by the International Association of Drilling Contractors.

The strategic team goals for executive officers are established by our Nominating, Governance and Compensation Committee prior to the beginning of each year. For 2007, the strategic team goals address the following four objectives, with equal weight assigned to each item:

1. Enhance operational excellence by (1) systematically auditing operations to monitor results and achieve continuous improvement, (2) compliance with a uniform, consistent, fleet-wide Safety Management System and (3) maintaining a high level of operating efficiency in order to enhance customer satisfaction.

2. Prudently, in consultation with the Board of Directors, upgrade and expand the Company’s asset base when and as deemed appropriate to enhance long-term financial performance, and manage associated projects within approved time, budget and contractual parameters. Deploy capital into building the Company’s deepwater semi-submersible fleet through a disciplined program of new builds or existing asset acquisitions when it is demonstrated that such activities will have a likelihood of enhancing long-term shareholder value.

3. Successfully attract, develop, motivate, and retain employees to ensure that Company goals and objectives are met in a cost-effective manner as measured by key performance indicators and competitive survey data.

4. Develop value-adding programs, processes and tools that (1) drive global standardization and consistency, (2) enhance organizational efficiency and effectiveness and (3) promote action, follow-up and continuous improvement.

The achievement of each of the strategic team goals will be measured by an assessment made by our Nominating, Governance and Compensation Committee following the end of the 2007 fiscal year. The executive officers will be assessed as a team to receive an overall rating. The ECIP cash bonus awards relative to 2007 performance will be paid to the executive officers in 2008. Based upon trends in our financial performance, it is likely that the minimum financial goals will be met. Determinations cannot be made at this time regarding the likelihood of achieving the safety performance or strategic team goals.

Our Nominating, Governance and Compensation Committee normally makes determinations regarding annual LTIP equity awards at its regular meeting held in May of each year. To provide a consistent approach to the timing of equity award issuance, the Committee has adopted a general policy of issuing annual equity on the first business day of each June. This policy was applied for the annual awards to our executive officers during 2006, except as respects our former Chief Executive Officer whose annual equity award was deferred for consideration until June 28, 2006, and issued on the first business day of July (July 3, 2006).

The annual LTIP equity awards granted to our executive officers and other key employees on June 1, 2006, were comprised of a combination of non-qualified stock options and restricted stock awards based on a three-to-one stock option to restricted stock conversion ratio. The stock options vest at the rate of 25% each year over a four-year period and generally have a seven-year validity. The annual restricted stock grants vest (restrictions lapse) at a rate of 20% each year over a five-year period. The 2006 LTIP equity awards granted to our executive officers are reported in the Grants of Plan-Based Awards Table.

Our Nominating, Governance and Compensation Committee also has adopted a practice of granting special equity awards in respect of officers and key employees who are newly-hired or promoted. During 2006, such special awards were granted to Mr. Daniel W. Rabun in connection with his appointment to serve on our Board of Directors and election as President, and to Messrs. William S. Chadwick, Jr. and Paul Mars in recognition of the promotions to their current positions. The details of the special and annual equity awards to our executive officers are reported in the Grants of Plan-Based Awards Table.

In accordance with the terms of the ECIP and his Retirement Agreement, Mr. Thorne was awarded a cash bonus of $901,311 in 2007 relative to 2006 performance. This was comprised of $674,760 based on achievement of financial performance measures, $51,113 based on achievement of safety performance measures, and $175,438 based on achievement of strategic team goals. In evaluating 2006 performance and setting the incentive bonus, our Nominating, Governance and Compensation Committee recognized Mr. Thorne’s success in managing our general business during a year of record financial results, his participation in orderly management succession planning, and his contributions in management of our assets and human resources with a strategic focus. The Committee estimates the bonus places the CEO’s 2006 total cash compensation between the median and top quartile range of chief executive officers in the peer group of companies.

Pursuant to the LTIP, Mr. Thorne received an award of 138,000 non-qualified stock options and 46,000 restricted shares in 2006, as more fully described in the Grants of Plan-Based Awards Table. This annual equity award was considered and approved on June 28, 2006, and was issued on July 3, 2006. The stock option exercise price was based upon the market price on said date. Under the LTIP, equity awards fully vest upon retirement following achievement of Normal Retirement Age, which is defined as 65 years of age with at least 20 years of credited service with ENSCO. Mr. Thorne will meet the Normal Retirement Age criteria on May 22, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the number of unexercised stock options segregated by those that were exercisable and those that were unexercisable at December 31, 2006, and the number and amount of restricted share awards that have not vested at December 31, 2006:

Outstanding Equity Awards at Fiscal Year-End Table

For the Year Ended December 31, 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Carl F. Thorne(1)	-	28,750	(2)	$30.040	6/2/2008	179,800	(2)	$9,000,788
	-	108,000	(2)	$33.545	6/1/2012
	-	138,000	(2)	$46.360	7/3/2013

Daniel W. Rabun	-	100,000	(3)	$47.120	3/20/2013	75,000	(4)	$3,754,500

William S. Chadwick, Jr.	-	13,750	(5)	$30.040	6/2/2008	64,795	(6)	$3,243,638
	-	35,000	(7)	$27.315	8/17/2009
	-	26,250	(8)	$33.545	6/1/2012
	-	42,500	(9)	$46.240	2/27/2013
	-	57,500	(10)	$50.280	6/1/2013

J.W. Swent, III	-	25,000	(11)	$24.560	7/28/2008	52,665	(12)	$2,636,410
	17,500	35,000	(13)	$27.315	8/17/2006
	7,500	22,500	(14)	$33.545	6/1/2012
	-	35,000	(15)	$50.280	6/1/2013

Paul Mars	-	8,750	(16)	$30.040	6/2/2008	51,915	(17)	$2,598,865
	-	25,000	(18)	$27.315	8/17/2009
	-	18,750	(19)	$33.545	6/1/2012
	-	35,000	(20)	$46.240	2/27/2013
	-	35,000	(21)	$50.280	6/1/2013

(1)	As described in “Chief Executive Officer Compensation”, Mr. Thorne’s equity awards under the LTIP will fully vest upon his retirement on May 22, 2007. In accordance with Mr. Thorne’s Retirement Agreement, all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan also will fully vest upon his retirement on May 22, 2007.

(2)	Subject to Mr. Thorne’s equity awards vesting upon his retirement on May 22, 2007, as described above, 28,750 Options vest on 6/02/2007; 15,000 Shares vest annually until 11/14/2013; 7,200 Shares vest annually until 6/01/2010; 9,200 Shares vest annually until 7/03/2011; 36,000 Options vest annually until 6/01/2009; and 34,500 Options vest annually until 7/03/2010.

(3)	25,000 Options vest annually until 3/20/2010.

(4)	5,000 Shares vest annually until 3/20/2011; and 5,000 Shares vest annually until 3/20/2016.

(5)	13,750 Options vest on 6/02/2007.

(6)	4,000 Shares vest annually until 11/14/2013; 1,750 Shares vest annually until 6/01/2010; 1,063 Shares vest annually until 2/27/2016; and 3,833 Shares vest annually until 6/01/2011.

(7)	17,500 Options vest annually until 8/17/2008.

(8)	8,750 Options vest annually until 6/1/2009.

(9)	10,625 Options vest annually until 2/27/2010.

(10)	14,375 Options vest annually until 6/1/2010.

(11)	25,000 Options vest on 7/28/2007.

(12)	5,000 Shares vest annually until 7/28/2013; 1,500 Shares vest annually until 6/01/2010; and 2,333 Shares vest annually until 6/01/2011.

(13)	17,500 Options vest annually until 8/17/2008.

(14)	7,500 Options vest annually until 6/01/2009.

(15)	8,750 Options vest annually until 6/01/2010.

(16)	8,750 Options vest on 6/02/2007.

(17)	1,000 Shares will vest annually until 7/01/2008; 1,500 Shares will vest annually until 5/12/2013; 2,000 Shares will vest annually until 11/14/2013; 1,250 Shares will vest annually until 6/01/2010; 875 Shares will vest annually until 2/27/2016; and 2,333 Shares will vest annually until 6/01/2011.

(18)	12,500 Options vest annually until 8/17/2008.

(19)	6,250 Options vest annually until 6/01/2009.

(20)	8,750 Options vest annually until 2/27/2010.

(21)	8,750 Options vest annually until 6/01/2010.

Option Exercises and Stock Vested Table

The following table sets forth information regarding aggregate stock option exercises during the year ended December 31, 2006 and aggregate restricted stock awards that vested during the year ended December 31, 2006:

Option Exercises and Stock Vested Table

For the Year Ended December 31, 2006

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Name
Carl F. Thorne	184,750	$3,621,829	22,200	$1,114,356
Daniel W. Rabun	-	$-	-	$-
William S. Chadwick, Jr.	150,000	$3,154,301	6,750	$337,138
J.W. Swent, III	42,500	$1,152,988	6,500	$296,320
Paul Mars	35,000	$697,819	5,750	$292,548

Nonqualified Deferred Compensation Table

Our executive officers participate in the SERP and may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Nominating, Governance and Compensation Committee and ratified by our Board (50% for 2006). Executive officers who elect to defer compensation in the SERP must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. The following table sets forth information regarding the activity in each named executive officer’s SERP account for the year ended December 31, 2006:

Nonqualified Deferred Compensation Table

For the Year Ended December 31, 2006

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Carl F. Thorne	$203,055	$77,898	$197,730	-	$1,914,475
Daniel W. Rabun	$239,000	$1,114,000	$85,673	-	$1,421,450
William S. Chadwick, Jr.	$83,200	$25,730	$60,390	-	$674,490
J.W. Swent, III	$144,901	$13,595	$17,082	-	$199,328
Paul Mars	-	-	-	-	-

(1)	The amounts disclosed in this column are also reported in the “Salary” column for each of the named executive officers in the Summary Compensation Table.

(2)	The amounts disclosed in this column are also disclosed in the “All Other Compensation” column of the Summary Compensation Table and are further described in the All Other Compensation Table.

(3)	The amounts disclosed in this column represent earnings on invested funds in each named executive officer’s individual SERP account. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. There were no above-market or preferential earnings.

The SERP provides a tax deferred savings plan for certain highly compensated employees, including all of the named executive officers, whose participation in the profit sharing and 401(k) savings plan features of the ENSCO Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. The SERP is a non-qualified plan where eligible employees may defer a portion of their compensation for use after separation of employment. The bases upon which the deferred funds are paid following separation of employment are as determined by each named executive officer upon establishment of the election to defer compensation in accordance with and within the parameters of the applicable Internal Revenue Code provisions and generally may not be modified thereafter. Payment elections include lump sum payment and substantially equal monthly payments with the option to delay payment up to 24 months from separation of employment.

Compensation of Non-Employee Directors

Compensation of our non-employee directors is comprised of (1) an annual retainer, (2) meeting fees and (3) an annual equity award. Non-employee director compensation is reviewed by our Nominating, Governance and Compensation Committee and Board annually, and largely is based upon comparative data obtained from management and outside sources such as Mercer.

Each of our non-employee directors receives an annual retainer of $48,000, paid quarterly. Additionally, each non-employee director receives $2,000 for each Board of Directors and committee meeting attended in person or by telephone. Any non-employee director that serves as Chairman of the Board of Directors or Chairman of a standing Board committee receives an additional $1,000 for each meeting at which the director acts as Chairman.

Under the Non-Employee Director Deferred Compensation Plan and the 2005 Non-Employee Director Deferred Compensation Plan, our non-employee directors may elect to defer their cash compensation (annual retainer, meeting fees and committee chairmanship fees) up to a percentage specified annually in advance by our Nominating, Governance and Compensation Committee and ratified by our Board (100% for 2006).

The LTIP provides that non-employee directors shall receive an automatic annual grant of equity compensation following each annual meeting of stockholders.

On May 9, 2006, Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff were each granted an option to purchase 4,500 shares, all at an exercise price per share equal to the average of the high and low selling price of our common stock on the designated award date, and a grant of 1,500 restricted shares. In conformity with the general policy of our Nominating, Governance and Compensation Committee to issue all annual equity on the first business day of June, the 2006 non-employee director annual equity awards were issued effective June 1, 2006, and the stock option exercise price was based on the market value on that date.

Stock options granted to our non-employee directors vest upon grant, and have a seven-year validity. Restricted Shares granted to non-employee directors vest (restrictions lapse) at the rate of 20% each year over a five-year period or upon retirement from the Board. Under current policy, any new non-employee director who has not previously served as one of our directors shall be granted an initial option to purchase 7,500 shares of stock and 2,500 restricted shares, effective as of the date such director commences service on our Board.

Under current policy, Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff will each be awarded an option to purchase 4,500 shares, at an exercise price equal to the closing price of our stock on the issuance date, and a grant of 1,500 restricted shares. Such annual equity awards will be effective immediately following the Meeting on May 22, 2007, and will be issued on June 1, 2007. As respects Dr. Rodriguez and Messrs. Carmichael and Kelly, such stock option awards and restricted share grants are subject to their election at the Meeting.

Non-employee directors are also eligible to participate in our group health and welfare insurance plans on the same basis and cost as our full-time domestic employees. A non-employee director’s contribution to group health and welfare insurance premium costs is paid in cash or withheld from the quarterly payments of the director’s annual retainer.

Directors who are also our employees do not receive any additional compensation for their services as directors. The compensation paid to our non-employee directors for 2006 is reported below in the Director Compensation Table.

Director Compensation Table

For the Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Gerald W. Haddock	$86,000	$12,286	$156,197	$254,483
Paul E. Rowsey, III	$78,000	$12,286	$156,197	$246,483
Morton H. Myerson	$77,000	$12,286	$149,902	$239,188
Joel V. Staff	$72,000	$12,286	$149,902	$234,188
Rita M. Rodriguez	$78,000	$12,286	$84,425	$174,711
Thomas L. Kelly II	$72,000	$12,286	$84,425	$168,711
David M. Carmichael	$68,000	$12,286	$84,425	$164,711

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Non-Employee Deferred Compensation Plan as follows: Mr. Haddock $86,000 and Mr. Kelly $72,000.

(2)	The amounts disclosed in this column represent compensation expense recognized in our December 31, 2006, financial statements in accordance with the fair value recognition provisions of FAS 123(R) for restricted stock awards granted in and prior to 2006. Compensation expense for restricted stock awards is measured using the market value of the common stock on the date of grant as described in Note 7 to our December 31, 2006, audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2007.

During the year ended December 31, 2006, the aggregate FAS 123(R) grant date fair value of the restricted stock awards granted to each director was $75,420. On December 31, 2006, the total number of unvested restricted shares held by each director is as follows:

Gerald W. Haddock	2,100
Paul E. Rowsey, III	2,100
Morton H. Myerson	2,100
Joel V. Staff	2,100
Rita M. Rodriguez	2,100
Thomas L. Kelly II	2,100
David M. Carmichael	2,100

(3)

The amounts disclosed in this column represent compensation expense recognized in our December 31, 2006, financial statements in accordance with the provisions of FAS 123(R) for non-qualified stock option awards granted in and prior to 2006. FAS 123(R) requires that compensation expense shall be recognized during the requisite service period. For the automatic annual grant of equity awards, the requisite service period represents the date from which each respective non-employee director is elected until the following two annual meetings of stockholders (at which time annual equity awards are made to such directors pursuant to the LTIP). Therefore, the compensation expense recognized for each non-employee director is based upon the director’s class. The fair value of each non-qualified stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Assumptions used in this model are included in Note 7 to our December 31, 2006, audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2007.

During the year ended December 31, 2006, the aggregate FAS 123(R) grant date fair value of the non-qualified stock options granted to each director was $84,425. On December 31, 2006, the total number of non-qualified stock option share awards held by each director is as follows:

Gerald W. Haddock	4,500
Paul E. Rowsey, III	25,500
Morton H. Myerson	19,500
Joel V. Staff	34,500
Rita M. Rodriguez	28,500
Thomas L. Kelly II	25,500
David M. Carmichael	4,500

GENERAL AND OTHER MATTERS

We believe that Proposals 1 – 2 are the only matters that will be brought before the Meeting. However, if other matters are properly presented at the Meeting, we intend that the persons named in the proxy will vote in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us during the year ended December 31, 2006, no director, officer or beneficial holder of more than 10% of any class of our equity securities failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request by writing our Investor Relations Department at the following address: ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331 or by telephoning (214) 397-3045. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household, should so indicate in the place provided on the proxy card or voting instructions or contact his or her bank, broker or other nominee record holder.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Stockholders may elect to have future ENSCO International Incorporated proxy materials and annual reports delivered electronically. The link to this service is available on our website (www.enscous.com/ADPDisclaimer.htm)

This consent to electronic delivery is an arrangement managed by ADP Investor Communications Services, Inc. (ADP) and not by us. To give consent, stockholders will be linked to the ADP website. Please note that the validity of any voting instructions submitted using this process will be determined by the banks, brokers and other nominees through which the shares are held. We will not be involved in this process.

There is no charge for this service, although stockholders may incur costs associated with electronic access such as usage charges for internet service providers and telephone companies. Electronic delivery also involves risks, such as system outages and slow downloading time. Stockholders should not consent to electronic delivery if they cannot use all of the electronic media identified by your bank, broker or other nominee. Stockholders are entitled to revoke consent at any time and receive paper copies of our proxy materials and annual reports.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

Any of our stockholders intending to present a proposal at the 2008 annual meeting, including a director nomination, must deliver such proposal, in writing, to our principal executive offices no later than December 1, 2007, for inclusion in the proxy statement related to that meeting. The proposal should be delivered to our Secretary by certified mail, return receipt requested. A stockholder whose proposal is not included in the proxy statement related to the 2008 annual meeting, but who still intends to submit a proposal at that meeting, is required to deliver such proposal, in writing, to our Secretary at our principal executive offices, and to provide certain other information not less than 50 days, nor more than 75 days, prior to the meeting, in accordance with our bylaws. Any such proposal must also comply with the other provisions contained in our bylaws relating to stockholder proposals.

A copy of our annual report to stockholders for the year ended December 31, 2006, is being mailed to stockholders with this proxy statement. The annual report to stockholders does not constitute a part of the proxy soliciting material.

We will provide to each person solicited by this proxy statement, without charge except for exhibits, upon request in writing, a copy of our annual report on Form 10-K for the year ended December 31, 2006, including the financial statements and financial statement schedules, as filed with the SEC. Please direct your requests to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

Whether or not you intend to be present at the Meeting, you are urged to vote over the Internet, by telephone or return your proxy card promptly. If you are present at the Meeting and wish to vote your stock in person, your proxy shall, at your request, be revoked at the Meeting.

By Order of the Board of Directors

Cary A. Moomjian, Jr.

Vice President, General Counsel and Secretary

March 27, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

ENSCO INTERNATIONAL INCORPORATED

May 22, 2007

Please date, sign and mail

the proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided
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PROXY

ENSCO INTERNATIONAL INCORPORATED

Board of Directors Proxy for the Annual Meeting

of Stockholders at 10:00 a.m., Tuesday, May 22, 2007

Hotel Crescent Court, 400 Crescent Court

Dallas, Texas 75201

The undersigned stockholder of ENSCO International Incorporated (the “Company”) hereby revokes all previous proxies and appoints Daniel W. Rabun and William S. Chadwick, Jr., or any of them, each with full power of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) or (2) THIS PROXY WILL BE VOTED “FOR” EACH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote “FOR” the individuals nominated to serve as Class III Directors and “FOR” the other proposal which has been submitted to the stockholders for approval.

Address Changes/Comments: ____________________________________________________________________________

___________________________________________________________________________________________________

(If Address Changes/Comments are noted above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

ATTN: INVESTOR RELATIONS 500 N. AKARD STREET SUITE 4300 DALLAS, TX 75201

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have the proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope provided or return it to ENSCO International Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ENSCO International Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	ENSCO1	KEEP THIS PORTION FOR RECORD

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION

ENSCO INTERNATIONAL INCORPORATED

1.	Election of three Class III Directors:	For	Against	Abstain			For	Against	Abstain

	1a) David M. Carmichael	☐	☐	☐	2.	Ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2007.	☐	☐	☐

	1b) Thomas L. Kelly II	☐	☐	☐	3.	On any other business that may properly come before the Annual Meeting, in the discretion of the proxies.	☐	☐	☐

	1c) Rita M. Rodriguez	☐	☐	☐

Note: Please sign exactly as the name or names appear(s) on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustees or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated				☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date